                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                                   ----------

                              AEROFLEX INCORPORATED
             (Exact name of registrant as specified in its charter)

                Delaware                                      11-1974412
      (State or other jurisdiction of             (I.R.S. Employer Identification No.)
       incorporation or organization)

35 South Service Road, Plainview,  New York                     11803
  (Address of principal executive offices)                    (Zip Code)


            AEROFLEX INCORPORATED 2000 STOCK OPTION PLAN, AS AMENDED
                            (Full Title of the Plan)

                            Michael Gorin, President
                              Aeroflex Incorporated
                              35 South Service Road
                            Plainview, New York 11803
                     (Name and address of agent for service)

                                 (516) 694-6700
          (Telephone number, including area code, of agent for service)

                                   ----------

                                    copy to:
                            Nancy D. Lieberman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820


                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
    Title of Each                                  Proposed Minimum      Proposed Maximum
 Class of Securities         Amount to be         Offering Price Per    Aggregate Offering               Amount of
  To be Registered             Registered             Security(1)             Price(1)               Registration Fee
----------------------------------------------------------------------------------------------------------------------
  Common Stock,
    par value $.10            750,000 shs.(2)            $12.93              $9,697,500                 $2,424.38
      per share
======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low sales price of the Company's common Stock on the Nasdaq Stock Market on May 15, 2001.

(2) The Registration Statement registers the shares issuable due to an increase in the number of shares reserved for issuance under the 2000 Stock Option Plan. The Registration Statement also covers an indeterminate number of additional shares of common stock which may become issuable pursuant to anti-dilution and adjustment provisions of the Plan.

================================================================================

                              AEROFLEX INCORPORATED

                        SUMMARY OF AEROFLEX INCORPORATED
                       2000 STOCK OPTION PLAN, AS AMENDED


         In March 2000, in order to attract and retain persons necessary for Aeroflex's success, its board of directors adopted the Aeroflex Incorporated 2000 Stock Option Plan. The Board of Directors increased the number of shares of common stock under the plan in October 2000 and in May 2001. As amended and as adjusted to give effect to Aeroflex's 5-for-4 stock split and 2-for-1 stock split, the plan covers up to 4,625,000 shares of common stock, pursuant to which directors, officers and employees of, and consultants to, Aeroflex and its subsidiaries and affiliates, are eligible to receive non-qualified stock options. Shares of common stock issued upon the exercise of options granted pursuant to the plan will generally be from Aeroflex's authorized but unissued shares or treasury shares. The plan, which expires on March 21, 2010, will be administered by Aeroflex's board of directors or a committee designated by the board of directors consisting of two or more members of the board, all of whom shall be non-employee directors. Members of each class of the board of directors are elected every three years for three year terms by Aeroflex stockholders. Members of the committee which administers the plan may be removed or replaced at any time by the board of directors. The selection of participants, allotments of shares, determination of price and other conditions relating to options will be determined by the board of directors, or the committee, in its sole discretion, subject to the limitations of the plan.

         The plan may be amended, suspended or terminated by the board of directors or the committee.

         Stock options granted under the plan are exercisable for a period of up to ten years from the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of the grant.

         Options granted pursuant to the plan may not be sold, pledged, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution or, to the extent permitted by the board or the committee.

         If any optionee ceases to serve as an employee of, or consultant to, Aeroflex or any parent or subsidiary company, he may, but only within three (3) months after the date he ceases to be employed, exercise his option to the extent that he was entitled to exercise it as of the date of such termination. To the extent that he was not entitled to exercise an option at the date of such termination, or he does not exercise the option (which he was entitled to exercise) within the time specified therein, the option terminates. Notwithstanding the foregoing, in the event of the death of an optionee (1) while an employee, or (2) within three (3) months after termination of all employment (other than for total disability) or (3) within one (1) year after termination on account of total disability of all employment, the optionee's estate or any person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee may exercise such optionee's option at any time within the three (3) year period from the date of death. In the case of clauses (1) and (3) above, the option shall be exercisable in full for all the remaining shares covered thereby, but in the case of clause
(2), the option shall be exercisable only to the extent it was exercisable on the date of such termination of employment or service. In no case is an option exercisable after its expiration date.

         In the event of a change in control (as defined in the plan) of Aeroflex, at the option of the board or the committee, (a) all options outstanding on the date of the change in control shall become immediately and fully exercisable, and (b) an optionee will be permitted to surrender for cancellation within sixty (60) days after the change in control any option or portion of an option which was granted more than six (6) months prior to the date of such surrender, to the extent not yet exercised, and to receive a cash payment in an amount equal to the excess, if any, of the fair market value (as defined in the plan), on the date of surrender, of the shares of common stock subject to the option or portion thereof surrendered, over the aggregate purchase price for such shares.

         Aeroflex's reports and registration statements filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934 are incorporated by reference herein and these documents, as well as Aeroflex's annual report to shareholders, its latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and additional information about the plan and its administration, are available upon written or oral request from the Treasurer of Aeroflex, at its offices at 35 South Service Road, Plainview, New York 11803, (516) 694-6700. Aeroflex does not intend to furnish any reports to participants as to the amount and status of their options under the plan.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the Federal income tax consequences as of the date hereof with respect to options exercised with cash or common stock or a combination of cash and common stock. This description of the Federal income tax consequences is based upon law and Treasury interpretations in effect on the date of this prospectus (including proposed and temporary regulations which may be changed when finalized), and it should be understood that this summary is not exhaustive, that the law may change, and further that special rules may apply with respect to situations not specifically discussed herein. Careful attention should also be given to state and local tax consequences. As such, optionees are urged to consult with their own qualified tax advisors.

         Exercise of Non-Qualified Options with Cash

         No taxable income will be realized by the optionee upon the grant of a non-qualified option. On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and (i) will be taxable at ordinary income tax rates in the year of exercise, (ii) will be subject to withholding for Federal income tax purposes, and (iii) generally will be an allowable income tax deduction to Aeroflex. The optionee's tax basis for stock acquired upon exercise of a non-qualified option will be equal to the option price paid for the stock plus any amounts included in income as compensation. Upon the sale of shares acquired pursuant to exercise of a non-qualified option, the optionee will have long-term or short-term capital gain or loss depending on the holding period.

         If the optionee is subject to restrictions under Section 16(b) of the Exchange Act at exercise, (i) he will not be taxed at the time of exercise, and will instead be taxed when the Section 16(b) restrictions lapse (which is deemed under Treasury regulations to be six months after the date of issuance of the shares), based on the excess (if any) at that time or, if earlier, at the time of the sale of such shares, of the fair market value of the shares received over the option price, and (ii) the holding period for purposes of determining entitlement to long-term or short-term capital gain or loss, as the case may be, will commence on the earlier of the date of sale of such shares or the date that the Section 16(b) restrictions lapse. However, such an optionee may elect under
Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time of exercise of the option, based on the excess (if any) at the time of exercise of the fair market value of the shares received over the option price, in which event the holding period will commence on the date of transfer. Optionees who are subject to Section 16(b) restrictions should consult a qualified tax advisor regarding the advisability of a Section 83(b) election, which must be made within 30 days following the exercise of the shares.

         Exercise of Non-Qualified Options with Common Stock

         Based on a 1980 Revenue Ruling, if shares previously acquired other than upon exercise of an incentive stock option are surrendered in full or partial payment of the exercise price of a non-qualified option, then no gain or loss will be recognized by the optionee, on the date of exercise, for the shares which have an aggregate fair market value equal to the aggregate fair market value of the shares surrendered. These shares received are called replacement shares. The optionee will have a basis in the replacement shares equal to the basis of the shares surrendered, and the optionee's holding period (for purposes of determining entitlement to short-term or long-term capital gain or loss treatment on a subsequent disposition of the Replacement Shares) will generally include the period during which the surrendered shares were held.

         In the event that the optionee receives any additional shares in addition to the replacement shares on such exercise, then (i) the excess of the fair market value of all of the shares received over the sum of the fair market value of the shares surrendered plus any cash payments made by the optionee on the exercise of the option will be treated as compensation taxable as ordinary income (and subject to withholding), (ii) the optionee's basis in the additional shares will be equal to the sum of the amount taxed as ordinary income on exercise plus the amount of any cash payments made on exercise, and (iii) the holding period for the additional shares (for purposes of determining entitlement to long-term or short-term capital gain or loss treatment on a subsequent disposition of the additional shares) will begin when such additional shares are issued to the optionee.

         In the absence of new published rulings to the contrary, it would appear that rules similar to those that apply under the 1980 Revenue Ruling would apply to the exercise of a non-qualified option using shares previously acquired by exercising an incentive stock option. Based on the 1980 Revenue Ruling, the exercise of a non-qualified option using shares previously acquired by exercising an incentive stock option would not result in a "disqualifying disposition" of such shares.

         Information Reporting

         Pursuant to applicable tax regulations, Aeroflex will provide to each optionee and to the appropriate tax authorities information regarding the exercises of non-qualified options on Form W-2 or 1099.

               RESTRICTION ON REOFFERS OR RESALES OF COMMON STOCK
                          ACQUIRED PURSUANT TO THE PLAN

         Participants in the plan who receive shares of common stock pursuant to the exercise of options may from time to time sell all or a part of such common stock. In some instances, there may be restrictions on the amount and manner of such sales by reason of pertinent provisions of the securities laws and the rules thereunder. Optionees should consult with legal counsel about the securities law implications of the exercise of options and the acquisition or disposition of shares of common stock under the plan.

         Pursuant to Section 16(b) of the Exchange Act, if an optionee, while an officer, director or ten percent (10%) stockholder of Aeroflex, (i) acquires any equity security of Aeroflex (other than shares of common stock acquired under the plan or another stock option plan of Aeroflex if the exercise price of the option pursuant to which such shares of common stock were acquired does not exceed the fair market value thereof at the time of exercise), and (ii) within six months before or after such acquisition sells any equity security of Aeroflex, including common stock acquired under the plan, then such optionee will be required to repay to Aeroflex any profit attributable to the two transactions.

         In the event of any inconsistency between this summary and the plan, the terms of the plan shall govern.

         This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

                  The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (d) below:

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

                  (b) The Registrant's Quarterly Report on Form 10-Q for the quarters ended September 30, 2000, December 31, 2000 and March 31, 2001;

                  (c) The Registrant's proxy statement filed on October 2, 2000; and

                  (d) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No.000- 02324), including any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

                  Not applicable.

Item 5. Interests of Named Experts and Counsel.

                  Harvey R. Blau, a member of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C. ("BKW&L") is Chairman of the Board and Chief Executive Officer of the Registrant. As of May 15, 2001, Mr. Blau beneficially owns 1,114,792 shares of Common Stock, including 119,270 shares held directly, 11,626 shares held by the Blau, Kramer, Wactlar & Lieberman, P.C. Profit Sharing Plan and 16,744 shares owned by his wife, as to which Mr. Blau has disclaimed beneficial ownership, as well as options exercisable within 60 days to purchase 967,152 shares of Common Stock granted to Mr. Blau pursuant to the Registrant's various stock option plans. Other members of the firm own an aggregate 1,850 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

                  Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

                  Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

                  If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

                  If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

                  The officers and directors of the Registrant are covered by officers' and directors' liability insurance. The policy coverage is $50,000,000 which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $250,000. The Registrant has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 7. Exemption from Registration Claimed.

                  Not applicable.

Item 8. Exhibits.

                  4.1 Aeroflex Incorporated 2000 Stock Option Plan, as amended

                  5        Opinion and consent of Blau, Kramer, Wactlar &
                           Lieberman, P.C.

                  23.1 Consent of Blau, Kramer, Wactlar & Lieberman, P.C. - included in their opinion filed as Exhibit 5.

                  23.2     Consent of KPMG LLP.

                  24       Powers of Attorney.

 Item 9. Undertakings.

                  (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plainview, New York on the 16th day of May, 2001.

                             AEROFLEX INCORPORATED


                             By:/S/Michael Gorin
                                --------------------------------
                                Michael Gorin
                                President and Director (Chief Financial Officer
                                               and Principal Accounting Officer)


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on May 16, 2001 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Michael Gorin and Leonard Borow, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Aeroflex Incorporated to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

            Signature                        Title
            ---------                        -----
/S/Harvey R. Blau                      Chairman of the Board
---------------------------------      (Chief Executive Officer)
      Harvey R. Blau

/S/Michael Gorin                       President and Director
---------------------------------      (Chief Financial Officer and Principal Accounting Officer)
      Michael Gorin

                                       Executive Vice President, Secretary and Director
---------------------------------      (Chief Operating Officer)
      Leonard Borow

                                       Director
---------------------------------
      Paul Abecassis

/S/Milton Brenner                      Director
--------------------------------
      Milton Brenner

/S/Ernest E. Courchene, Jr.            Director
--------------------------------
      Ernest E. Courchene, Jr.

/S/Donald S. Jones                     Director
--------------------------------
      Donald S. Jones

                                       Director
--------------------------------
      Eugene Novikoff

/S/John S. Patton                      Director
--------------------------------
     John S. Patton

                                      II-4

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

================================================================================
                              AEROFLEX INCORPORATED
================================================================================


                         Form S-8 Registration Statement


--------------------------------------------------------------------------------
                           E X H I B I T   I N D E X
--------------------------------------------------------------------------------


                                                                             Page No. in Sequential
Exhibit                                                                      Numbering of all Pages,
Number               Exhibit Description                                     including Exhibit Pages
-------              -------------------                                     -----------------------
4.1           Aeroflex Incorporated 2000 Stock Option Plan..........                    1

5             Opinion and Consent of Counsel.........................                   6

23.1          Consent of Counsel    .................................               See Exhibit 5

23.2          Consent of KPMG LLP....................................                   7

24            Powers of Attorney    .................................               See signature page


                                      II-5